Exhibit 99.1

James Hardie Announces Strategic Divestiture of European Operations, Including Sale of Fermacell to Holcim for €840 Million

Transaction expected to accelerate deleveraging, support return of capital to shareholders, and be accretive to margin profile and ROIC

Separately, the Company also intends to close European fiber cement business to enhance focus on core growth regions

Actions further align portfolio with Company’s long-term growth strategy

James Hardie Board authorizes $250 million share repurchase program

CHICAGO — August 20, 2026 — James Hardie Industries plc (NYSE / ASX: JHX) (“James Hardie” or the “Company”), a leading provider of exterior home and outdoor living solutions, today announced a strategic divestiture of its European operations to further align the Company’s portfolio with its long-term growth strategy. The Company has entered into an agreement to sell its sustainable walling and flooring solutions business Fermacell in Europe, including the fermacell® and Aestuver® brands, to Holcim (SIX: HOLN), a global provider of high-value end-to-end building materials and solutions based in Switzerland, for €840 million, or currently approximately $980 million USD, in cash. James Hardie also intends to close its European fiber cement business, subject to customary legal, regulatory and employee (including competent works council) consultation requirements.

“The strategic divestiture of our European operations and the intended closure of the European fiber cement business will enable us to focus on our highest growth and return opportunities,” said Aaron Erter, CEO of James Hardie. “We believe this divestiture will strengthen our balance sheet, deliver compelling value for our shareholders and position the Fermacell business for long-term success under Holcim’s ownership. We are deeply grateful to our talented team members across Europe, whose expertise and hard work have made meaningful contributions to James Hardie, and we are committed to supporting impacted European fiber cement employees.”

Continuity of Leadership and Operations

Following completion of the transaction, Fermacell will complement Holcim’s ability to broaden its integrated building systems and modular construction offerings. The business, including the fermacell® and Aestuver® brands, will continue to be led by Christian Claus, CEO of Fermacell and President of James Hardie Europe.

“Holcim is a strong strategic fit for the Fermacell business, and importantly, customers will continue to receive high quality and excellent service,” said Claus. “We share a common vision, values and commitment to shaping the future of sustainable construction. With Holcim’s global reach and complementary capabilities, we will be well positioned to support a smooth transition, build on our strong foundation and accelerate our growth. I look forward to continuing to lead the Fermacell business in this next chapter.”

Transaction Details and Use of Proceeds

The transaction is expected to be accretive to margin profile and return on invested capital post-close.

The Company intends to deploy the transaction proceeds to accelerate deleveraging and return capital to shareholders. Approximately $600 million is expected to be used to repay debt, accelerating the Company’s progress toward its stated target of net leverage below 2.0x by September 30, 2027. In addition, James Hardie’s Board of Directors has authorized a new $250 million share repurchase program. Repurchases may be effected through open-market purchases, accelerated share repurchases or other methods as determined by the Company, subject to market conditions and other relevant considerations.

The transaction is expected to close in the first half of calendar 2027, subject to customary closing conditions, including required regulatory approvals and completion of applicable employee (including competent works council) consultation processes where required.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to James Hardie, and DLA Piper is serving as legal advisor.

This media release has been authorized for release by the Board of Directors.

About James Hardie

James Hardie Industries plc is the industry leader in exterior home and outdoor living solutions, with a portfolio that includes fiber cement, fiber gypsum, and composite and PVC decking and railing products. Products offered by James Hardie are engineered for beauty, durability, and climate resilience, and include trusted brands like Hardie®, TimberTech®, AZEK® Exteriors, Versatex®, fermacell® and StruXure®. With a global footprint, the James Hardie portfolio is marketed and sold throughout North America, Europe, Australia and New Zealand.

James Hardie Industries plc is incorporated and existing under the laws of Ireland. As an Irish plc, James Hardie is governed by the Irish Companies Act. James Hardie’s principal executive offices are located at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “aim,” “will,” “should,” “likely,” “continue,” “may,” “objective,” “outlook” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied in this release, including, among others, the risks and uncertainties described in "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026; changes in general economic, political, governmental and business conditions globally and in the countries in which the Company does business; changes in interest rates; changes in inflation rates; changes in exchange rates; the level of construction generally; changes in cement demand and prices; changes in raw material and energy prices; changes in business strategy; the ongoing AZEK integration and its anticipated benefits and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. Forward-looking statements are based on the Company’s current expectations, estimates and assumptions. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update any forward-looking statements or information except as required by law.

Contacts

Investor and Media Contact
Bill Seymour
V.P. Investor Relations
T: +1 312 856 7460
investors@jameshardie.com

Media Contact
Ed Trissel / Arielle Rothstein
Joele Frank, Wilkinson Brimmer Katcher
+1 212-355-4449